Exhibit 1(ii) under Form N-1A
                                Exhibit 3(a) under Item 601/Reg. S-K

                         INSURANCE MANAGEMENT SERIES
                               Amendment No. 6
                             DECLARATION OF TRUST
                 Amended and Restated as of December 7, 1993


     THIS Declaration of Trust is amended as follows, effective April 15, 1996:

A. Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

          "Section 1.  Name.

            This Trust shall be known as FEDERATED INSURANCE SERIES, and the Trustees may conduct the business of the Trust under that name or any other name as they may determine from time to time."

B. Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

          "Section 5.  Establishment and Designation of Series or Class.

            Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

           Federated American Leaders Fund II
           Federated Fund for U.S. Government Securities II
           Federated Growth Strategies Fund II
           Federated High Income Bond Fund II
           Federated International Equity Fund II
           Federated Prime Money Fund II
           Federated Utility Fund II"

     The undersigned Assistant Secretary of Insurance Management Series hereby certifies that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 26th day of February, 1996.

     WITNESS the due execution hereof this 26th day of February, 1996.

                                        /s/ S. Elliott Cohan
                                        S. Elliott Cohan